Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8) pertaining to the CGG 2015 Stock Option Plan, and

(2)	Registration Statement (Form S-8 No. 333-197785) pertaining to the CGG 2013 Stock Option Plan and the CGG 2014 Stock Option Plan, and

(3)	Registration Statement (Form S-8 No. 333-188120) pertaining to the Compagnie Générale de Géophysique-Veritas 2012 Stock Option Plan and the Compagnie Générale de Géophysique-Veritas 2012 Performance Share Allocation Plan, and

(4)	Registration Statement (Form S-8 No. 333-173638) pertaining to the Compagnie Générale de Géophysique-Veritas 2011 Stock Option Plan and the Compagnie Générale de Géophysique-Veritas 2011 Performance Share Allocation Plan, and

(5)	Registration Statement (Form S-8 No. 333-166250) pertaining to the Compagnie Générale de Géophysique-Veritas 2010 Stock Option Plan and the Compagnie Générale de Géophysique-Veritas 2010 Performance Share Allocation Plan, and

(6)	Registration Statement (Form S-8 No. 333-158684) pertaining to the Compagnie Générale de Géophysique-Veritas 2009 Stock Option Plan and the Compagnie Générale de Géophysique-Veritas 2009 Performance Share Plan, and of our reports dated April 15, 2016, with respect to the consolidated financial statements of CGG and the effectiveness of internal control over financial reporting of CGG included in its Annual Report (Form 20-F) for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

La Défense, France

April 15, 2016

ERNST & YOUNG & AUTRES

/s/ PIERRE JOUANNE
Pierre Jouanne

/s/ LAURENT VITSE
Laurent Vitse